Annual Report
2011

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except	Year ended		Year ended
Number of Shares and Per Share Data)	December 31,		December 31,
CONSOLIDATED STATEMENT OF OPERATIONS	2011		2010		% Change
Revenue	$225,065		$196,649		14
Sales costs	81,363		71,923		(13)
Event production	24,637		21,875		(13)
Community and content	34,078		31,923		(7)
General and administrative	40,660		33,463		(22)
Information and technology	12,607		11,839		(6)
Profit from operations	31,720		25,626		24
Interest income	360		510		(29)
Gain on sale of available-for-sale securities	-		1,223		(100)
Income tax expense	1,613		1,117		(44)
Net profit	30,467		26,242		16
Net profit attributable to non-controlling interests	991		991		0
Net profit attributable to the Company's shareholders	$29,476		$25,251		17
Diluted earnings per share	$0.83		$0.61		36
Shares used in diluted net profit per share calculations	35,385,218		41,693,616		(15)

BALANCE SHEET HIGHLIGHTS

Cash and cash equivalents	$81,903		$101,298		(19)
Term deposits with banks	2,764		1,411		96
Financial assets, available-for-sale	13,250		-		100
Current assets	130,276		135,580		(4)
Property and equipment, net	55,761		76,514		(27)
Investment properties	75,370		-		100
Total assets	276,330		225,703		22
Current liabilities	127,976		115,136		(11)
Total liabilities	137,776		123,243		(12)
Total Company shareholders’ equity	129,673		94,295		38

OTHER INFORMATION

Net cash generated from operating activities	$55,231		$46,919		18
Capital expenditures	56,667		2,518		(2,150)
Stock price	$4.85	(1)	$9.52	(1)	(49)

(1)	Stock price is based on last trading day of the year.

Fellow Shareholders,

Here in our 42nd year, we remain focused on connecting buyers around the world with suppliers throughout Asia. When Global Sources was founded we served our market with a single magazine. Today, we provide the broadest multi-channel offering in the industry.

Global Sources had a solid year in 2011, once again delivering revenue and net income growth while maintaining our strong balance sheet and holding no debt. We achieved these strong results despite global economic uncertainty.

Operationally, we continued to enhance our online services, develop new offerings and extend the global footprint of our trade shows. In March 2011, we completed an acquisition that extended our leadership position serving electronics manufacturers. We also substantially expanded our operations in China’s domestic B2B market and completed several key management transitions.

Merle A. Hinrichs Executive Chairman
Financial Highlights for 2011

We achieved the following 2011 results compared to 2010, reported in accordance with the International Financial Reporting Standards (IFRS):

  Revenue was $225.1 million, up 14% as compared to $196.6 million;
  - Online revenue was $117.9 million, up 23%;
  - Exhibitions revenue was $78.0 million, up 12%;
  - Print revenue was $23.5 million, down 10%; and
  - China grew to represent 79% of total revenue, up from 75%.
  Net profit was $29.5 million, or $0.83 per diluted share, as compared to $25.3 million, or $0.61 per diluted share.
  Cash and securities as of December 31st, 2011 totaled $97.9 million.

Letter to shareholders 1

Fundamental Beliefs Shaping our Future
There are several core beliefs that we have about our industry that shape our focus and strategies.
  China will continue to be the biggest export supply market of consumer products for the foreseeable future. Its products will move up-market and increasingly rely on design and branding for differentiation.
  China represents unlimited opportunity. In addition to being the world’s largest trading nation, exporter and manufacturer, it is the world’s second largest importer.
  Consumer demand in emerging markets will continue to grow in importance. In 2011, growth in exports from China to Brazil, India and Russia in 2011 was 30%, 23% and 31%, respectively.
  Import buying power is relatively concentrated. For example, according to the US Department of Commerce, in 2009 the top 2,000 US importers accounted for more than 80% of total imports.
  For the foreseeable future, large volume international purchases will not be transacted on online marketplaces. There are numerous reasons for this, including the fact that manufacturers of many product categories will not produce before they have orders.

In 2011, Private Sourcing Events were held for more than 290 sourcing teams from very large buying organizations – which created more than 1,690 high quality one-on-one selling opportunities for our advertisers.

Letter to shareholders 2

Global Sources has the broadest and most integrated multi-channel offering for exporters and importers in the industry – addressing all stages of the sourcing process – and enabling buyers to access Global Sources content and engage with suppliers when, where and how they choose.

  Various media formats play a different role at each stage of the sourcing process and buyers are best served when they can engage with content and suppliers – when, where and how they choose.
  Trade shows play a vital role enabling buyers to reassure themselves about supplier capabilities and product quality. Getting face-to-face also uniquely enables supplier comparisons, negotiation and order placement.
  Online platforms and other digital services will extend the reach and life span of trade shows, and enhance the productivity of all participants.
Business and Growth Strategy

As it has been since our inception, our primary target market is professional buyers and suppliers. Our strategy is to serve our markets with innovative online, print and trade show media that address our customers’ needs at all stages of the sourcing process.

Letter to shareholders 3

Our goal is to be an essential provider of sourcing content for buyers – and accordingly – a vital component of a suppliers export marketing campaign. We will continue to focus on addressing suppliers’ lead generation, branding and order generation objectives.

The Global Sources growth strategy is built around the following four key foundations:

  Market penetration for our export promotion media;
  New product and market development;
  Expansion into China’s domestic B2B market;
  Acquisitions, joint-ventures and alliances.
Market penetration
For our existing business related to international trade we have significant opportunities for further growth. We anticipate continued strength from our flagship site www.globalsources.com and from our China Sourcing Fairs. We are aiming to grow this business through various initiatives.

In our online business, we recently launched a unique “one-row” interface that provides buyers with much more information in fewer pages of search results. This initiative was combined with new marketing packages that have driven the broadening and expansion of our customer base.

Global Sources introduced its new ‘one-row ’user interface in the fall of 2011. It is unique and expandable, and it provides buyers with much more information in fewer pages of search results.

Letter to shareholders 4

In our exhibitions business, our China Sourcing Fairs have gained a reputation for showcasing a distinctive group of manufacturers from mainland China and throughout the region. In most cases we have more private China-based manufacturers than competitive shows, enabling buyers to purchase directly from the source. Also, the Private Sourcing Events we arrange on behalf of many of the world’s biggest buyers continue to distinguish us in the market and demonstrate the tremendous buying power we introduce to suppliers.

We are focused on expanding our leadership position in various industries such as electronics and fashion. For example, we have by far the broadest media offering for Asia’s electronics industry, and serve manufacturers all the way through the design, procurement, manufacturing and selling stages with a wide range of Chinese and English language media, including a six-location global footprint of trade shows.

Regarding our buyer community, we are extremely focused on quality versus quantity in order to help suppliers reach the right buyers. We are doing this by nurturing a core audience of more than 200,000 verified buyers that we have qualified face-to-face at our shows. This is a major advantage compared to our online-only competitors. We own and continue to develop a buyer community that includes many of the most active and engaged importers, and we actively strive to exclude a lot of the consumer and non-importer traffic that visits competitive sites.

Letter to shareholders 5

Another key initiative is to enable our customers reach buyers in high growth emerging markets. Unlike any competing services, Global Sources’ regional shows take suppliers directly to the rapidly growing regional sourcing hubs of Dubai, Mumbai, Miami, Johannesburg and later this year, Sao Paulo, Brazil. Through the shows alone, we’ve recently brought approximately 100,000 verified buyers in emerging markets into our community.

New product and market development
Our plans include increasingly specialized online marketplaces, magazines and trade shows – including entries into new geographies – as well as entirely new media formats. For the export sector, we launched new China Sourcing Fairs in Miami to serve North and Latin American markets and we are adding Brazil this year. We continue to develop our digital magazines and the online versions of our face-to-face shows.

Expansion in China’s domestic B2B market
It is our goal to become increasingly involved in serving China’s domestic B2B markets.

In the past few years, we have been expanding our operations organically and through M&A, with three acquisitions within the past three years. Shenzhen has been a key platform for our growing portfolio of shows. Our eMedia joint venture operates China’s leading electronic systems design event, which is in its 14th year. We also now operate two of the top 10 shows in Shenzhen, CIOE for optoelectronics, and now SZIC in the fashion sector.

Letter to shareholders 6

In early March 2012, we acquired an 80 percent interest in SZIC, also known as the China International Brand Clothing & Accessories Fair, for a total cash consideration of up to approximately $17.3 million. SZIC is one of the most prestigious fashion shows in Asia, and we look forward to developing the show and synergies with our export-focused fashion and garments media.

In addition to Shenzhen, we plan to make Shanghai a regional hub for other trade shows and domestic operations. To support this plan, we purchased office space earlier in the year that we expect to meet our short and medium term needs.

Lastly, with regards to the domestic China market, we now have a community of more than four million registered online users and magazine readers for our Chinese-language media.

Acquisitions, joint ventures and alliances
Our objective is to seek complementary businesses, technologies or products that will help us maintain or achieve market leading positions. Priorities include acquiring media properties that will extend and enhance existing brands. As mentioned briefly above, since 2009 we have established relationships with the China International Optoelectronic Expo, the Electronic Design News Asia magazines and websites, and the SZIC fashion show.

Year 42 and beyond
Looking to the first half of 2012, we anticipate a challenging economic environment as softness in the European and US import markets is expected to continue. Accordingly, we expect our revenue and earnings will be impacted.

In this environment, our focus is on striking the right balance between controlling costs while still investing in our business. We are cautiously optimistic that the business environment will improve later in the year and look forward to helping our buyer and supplier communities successfully move through the uncertain economic times ahead. For the longer term, we are very pleased with our progress and market position and are very excited about our future.

Letter to shareholders 7

Our growth opportunities are based on a large and attractive market opportunity primarily focused on China’s exports and domestic B2B market. Our market position includes leadership of the professional segment of the market, which is built on deep relationships with the largest and most active buyers, and a high quality community of export suppliers. Our services include the broadest multi-channel offering in market. Backing it all up is a highly experienced management team, a very strong balance sheet and a 40-plus year uninterrupted track record of profitability.

In closing, since we became a public company in 2000, we have been recognized several times for our excellence in investor relations. In 2011 we were recognized again, this time with The Asset’s Corporate Awards for excellence in social responsibility and investor relations.

During the year we made major strides to continue developing our management team. Mid-year we announced plans for Peter Zapf and Brent Barnes to transition to the positions of CIO and COO respectively. Peter and Brent each have more than 10 years of experience with Global Sources and they assumed their new roles on January 1, 2012.

Spenser Au succeeded me as CEO as I transitioned to the role of Executive Chairman, where I will oversee the company’s mergers and acquisitions as well as investor relations functions. I am proud of what we have accomplished during my 41 years as CEO, and I have the utmost faith that Spenser will lead the company to new levels of success. He is highly respected in the industry and his analytical, execution and leadership skills make him uniquely qualified for the role.

Finally, I want to acknowledge our team members and Board members, whose knowledge, experience and skills represent a considerable competitive advantage – and whose contributions were so instrumental in enabling our 2011 achievements. I also want to thank all of our customers for choosing Global Sources, and all of our shareholders for your continued support.

Sincerely,

Merle A. Hinrichs
Executive Chairman
April, 2012

Letter to shareholders 8

       Management

Merle A. Hinrichs, Executive Chairman
Merle A. Hinrichs is Executive Chairman of Global Sources, Asia’s leading business-to-business media company focused on global trade. He co-founded the company in 1970 with the firm conviction that free and mutually beneficial trade between east and west would help drive global economic prosperity, and ultimately, world peace. Mr. Hinrichs graduated from the University of Nebraska with a Bachelor of Arts degree in Business Administration and Mathematics, and from the Thunderbird School of Global Management with a Master’s Degree in International Trade. In 1996, the University of Nebraska awarded Mr. Hinrichs an Honorary Doctorate Degree, and in 2010, the Thunderbird School of Global Management conferred upon Mr. Hinrichs the honorary degree of Doctor of International Law, in recognition of, among others, his global mindset and his role as a true global entrepreneur.

Spenser Au, Chief Executive Officer
Spenser Au was appointed Chief Executive Officer on August 18, 2011. Mr. Au was appointed Global Sources’ Deputy CEO in October 2009. Mr. Au has been with the Global Sources team for 33 years since joining in 1978 as an Account Executive for Asian Sources Electronics magazine. The positions through which he advanced to senior management included Regional Sales Manager in 1988, Associate Publisher in 1991, Publisher in 1992 and President of Asian Sales in 1999. Mr. Au has a deep knowledge of Greater China and other markets where the company operates. Mr. Au received a Diploma in Business Management in 1977 from the Hong Kong Baptist University.

Brent Barnes, Chief Operating Officer
Brent Barnes is Global Sources’ Chief Operating Officer effective from 1 January 2012. Mr. Barnes is responsible for the company’s community development, content development, human resources and administration. Early in his career, Mr. Barnes designed and delivered training programs for executives at Ford Motor Co. and Mercedes-Benz. Upon completion of his MBA, Mr. Barnes spent a year working as a Market Analyst for Global Sources in Phoenix, Arizona before moving to Hong Kong to become Executive Assistant to the Chairman & CEO in June of 2000. Since 2003 he has spent time managing each of the core operational departments and assumed the role of General Manager of Content & Community Development in December 2009. Mr. Barnes holds a Bachelor of Arts degree from the University of Texas at Austin and an MBA from the Thunderbird School of Global Management.

Connie Lai, Chief Financial Officer
Connie Lai was appointed Global Sources’ Chief Financial Officer on 1 August 2010. Ms. Lai joined Global Sources in June 2007 as Financial Controller, Hong Kong & China. Prior to joining Global Sources, she was Chief Financial Officer and an Executive Director of HC International, Inc., a Hong Kong listed company. Earlier in her career, she spent over four years with PricewaterhouseCoopers Hong Kong. Ms. Lai graduated from the Chinese University of Hong Kong with a bachelor’s degree in professional accountancy. She is also a Fellow Member of the Hong Kong Institute of Certified Public Accountants and a member of the Association of Chartered Certified Accountants in the United Kingdom.

Peter Zapf, Chief Information Officer
Peter Zapf is Global Sources’ Chief Information Officer effective from 1 January 2012. Mr. Zapf began his career in software project management with the United States Air Force. He then joined Global Sources in Phoenix, Arizona, working on the development, sales and marketing of the company’s early software and e-commerce products. Later, he worked as a Research Analyst at Bear Stearns in New York, focusing on the B2B market, after which he joined Hong Kong-based Asia Commerce, a startup incubator, as Chief Executive Officer. He rejoined Global Sources in 2001 as Vice President of e-Commerce. Mr. Zapf holds a BS in Electrical Engineering and Engineering and Public Policy from Carnegie Mellon University, an MS in Computer Science from Troy State University, and an MBA from the Thunderbird School of Global Management.

Board of Directors

Merle A. Hinrichs	Sarah Benecke	Eddie Heng	Roderick Chalmers*	David Jones*	James Watkins*	Peter Yam*

Letter to shareholders 9

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Global Sources Ltd. (the “Company”) and its subsidiaries at December 31, 2011, and December 31, 2010 and the results of their operations and their cash flows for each of the three years ended December 31, 2011 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Singapore
March 22, 2012

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2011	2010	2009
Revenue
Online and other media services	$141,475	$122,203	$113,775
Exhibitions	77,973	69,450	55,147
Miscellaneous	5,617	4,996	3,985
	225,065	196,649	172,907
Operating Expenses:
Sales	81,363	71,923	63,740
Event production	24,637	21,875	18,385
Community and content	34,078	31,923	34,524
General and administrative	40,660	33,463	30,045
Information and technology	12,607	11,839	11,784
Total Operating Expenses	193,345	171,023	158,478
Profit from Operations	31,720	25,626	14,429
Interest income	360	510	981
Gain on sale of available-for-sale securities	-	1,223	-
Profit before income taxes	32,080	27,359	15,410
Income tax expense	(1,613)	(1,117)	(498)
Net profit	30,467	26,242	14,912
Net profit attributable to non-controlling interests	(991)	(991)	(618)
Net profit attributable to the Company’s
shareholders	$29,476	$25,251	$14,294
Basic net profit per share attributable to the
Company’s shareholders	$0.87	$0.63	$0.32
Shares used in basic net profit per share calculations	33,742,648	40,283,874	44,546,226
Diluted net profit per share attributable to the
Company’s shareholders	$0.83	$0.61	$0.31
Shares used in diluted net profit per share calculations	35,385,218	41,693,616	45,751,437

The notes on pages 17 to 53 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2011	2010	2009
Net profit	$30,467	$26,242	$14,912
Other comprehensive income:
Currency translation differences arising from
consolidation	3,212	2,008	72
Financial assets, available-for-sale:
Fair value gains	-	328	895
Reclassification to income statements on disposal	-	(1,223)	-
Other comprehensive income for the year,
net of tax of $nil	3,212	1,113	967
Total comprehensive income for the year	33,679	27,355	15,879
Total comprehensive income attributable to the
Company’s shareholders	32,573	26,364	15,261
Total comprehensive income attributable to non-
controlling interests	1,106	991	618
Total comprehensive income for the year	$33,679	$27,355	$15,879

The notes on pages 17 to 53 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$81,903	$101,298
Term deposits with banks	2,764	1,411
Financial assets, available-for-sale	13,250	-
Accounts receivables, net	4,711	3,919
Receivables from sales representatives	6,523	8,248
Inventories	230	435
Prepaid expenses and other current assets	20,895	20,269
	130,276	135,580
Non-current assets
Property and equipment	55,761	76,514
Investment properties	75,370	-
Intangible assets	11,946	10,449
Long term investment	100	100
Deferred income tax assets	325	504
Other non-current assets	2,552	2,556
	146,054	90,123
Total assets	$276,330	$225,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,698	$9,600
Deferred income and customer prepayments	101,841	90,617
Accrued liabilities	17,723	14,269
Income tax liabilities	714	650
	127,976	115,136
Non-current liabilities
Deferred income and customer prepayments	8,290	6,710
Deferred income tax liabilities	1,510	1,397
	9,800	8,107
Total liabilities	137,776	123,243

Commitments and contingencies (note 25 and 26)

Equity attributable to Company’s shareholders
Common shares	518	516
Treasury shares	(150,089)	(150,089)
Other reserves	152,591	146,691
Retained earnings	126,653	97,177
Total Company shareholders’ equity	129,673	94,295
Non-controlling interests	8,881	8,165
Total equity	$138,554	$102,460
Total liabilities and equity	$276,330	$225,703

The notes on pages 17 to 53 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Attributable to Company’s Shareholders					Non-
	Common	Treasury	Other	Retained		controlling	Total
	shares	shares	reserves	earnings	Total	interests	equity
Balance at January 1, 2009	$514	$(50,000)	$136,237	$57,632	$144,383	$4,223	$148,606
Total comprehensive income for the year	-	-	967	14,294	15,261	618	15,879
Transaction with owners:
Fair value of non-controlling interest in
business acquisition	-	-	-	-	-	2,673	2,673
Fair value of non-cash compensation expense	-	-	1,748	-	1,748	-	1,748
Refund of shares subscription received in
advance under directors purchase plan	-	-	(134)	-	(134)	-	(134)
Capitalization of intangible assets relating to
non-compete clause in share awards to non-
employees	-	-	2,809	-	2,809	-	2,809
Balance at December 31, 2009	$514	$(50,000)	$141,627	$71,926	$164,067	$7,514	$171,581

Total comprehensive income for the year	-	-	1,113	25,251	26,364	991	27,355
Transaction with owners:
Dividend issued by a subsidiary to non-
controlling interest	-	-	-	-	-	(340)	(340)
Fair value of non-cash compensation expense
(note 22)	-	-	2,187	-	2,187	-	2,187
Capitalization of intangible assets relating to
non-compete clause in share awards to non-
employees	-	-	1,766	-	1,766	-	1,766
Purchase of treasury shares	-	(100,089)	-	-	(100,089)	-	(100,089)
Issue of new shares	2	-	(2)	-	-	-	-
Balance at December 31, 2010	$516	$(150,089)	$146,691	$97,177	$94,295	$8,165	$102,460

Total comprehensive income for the year	-	-	3,097	29,476	32,573	1,106	33,679
Transaction with owners:
Dividend issued by a subsidiary to non-
controlling interest	-	-	-	-	-	(390)	(390)
Fair value of non-cash compensation expense
(note 22)	-	-	2,777	-	2,777	-	2,777
Capitalization of intangible assets relating to
non-compete clause in share awards to non-
employees	-	-	28	-	28	-	28
Issue of new shares	2	-	(2)	-	-	-	-
Balance at December 31, 2011	$518	$(150,089)	$152,591	$126,653	$129,673	$8,881	$138,554

The notes on pages 17 to 53 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net Profit	$30,467	$26,242	$14,912
Adjustments for:
Income tax expense	1,613	1,117	498
Depreciation and amortization	6,785	6,668	7,345
Loss/(Profit) on sale of equipment	12	(22)	(13)
Gain on sale of available-for-sale financial assets	-	(1,223)	-
Interest income	(360)	(510)	(981)
Provision for impairment of receivables	25	502	146
Non-cash compensation expense	2,777	2,187	1,748
Equipment written off	5	1	6
Impairment of intangible assets	670	-	-
Net foreign exchange differences	87	235	65
Changes in working capital (excluding the effects of
acquisition and exchange differences on consolidation):
Accounts receivable	(325)	(982)	2,441
Receivables from sales representatives	1,716	(2,644)	(31)
Inventories	205	165	706
Prepaid expenses and other current assets	(379)	(6,607)	2,949
Other non-current assets	21	(877)	(98)
Accounts payable	(2,008)	(634)	(126)
Accrued liabilities	2,984	2,632	(64)
Deferred income and customer prepayments	12,592	21,810	841
Cash generated from operations	56,887	48,060	30,344
Income tax paid	(1,656)	(1,141)	(609)
Net cash generated from operating activities	55,231	46,919	29,735

Cash flows from investing activities:
Acquisition of subsidiary, net of cash acquired	(3,423)	(756)	(2,816)
Purchase of property and equipment and investment
property	(56,667)	(2,518)	(1,376)
Proceeds from sale of equipment	12	23	65
Placement of term deposits with banks	(3,526)	(1,869)	(90,399)
Proceeds from matured term deposits with banks	2,198	60,219	30,699
Purchase of available-for-sale financial assets	(18,247)	-	-
Proceeds from sale of available-for-sale financial assets	4,999	6,751	55,258
Interest received	334	1,153	324
Net cash generated from (used in) investing activities	(74,320)	63,003	(8,245)

Cash flows from financing activities:
Repayment of shares subscription received in advance	-	-	(134)
Dividend paid to non-controlling interest	(390)	(340)	-
Purchase of treasury shares	-	(100,089)	-
Net cash used in financing activities	(390)	(100,429)	(134)

Net (decrease) increase in cash and cash
equivalents	(19,479)	9,493	21,356
Cash and cash equivalents, beginning of the year	101,298	91,553	70,225
Effect of exchange rate changes on cash and cash
equivalents	84	252	(28)
Cash and cash equivalents, end of the year	$81,903	$101,298	$91,553

The notes on pages 17 to 53 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1. General information

Global Sources Ltd. (the “Company”) and its subsidiaries’ (together “Group”) principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Group’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Group launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Group’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Group also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources/Global Sources Online and offers catalog services.

The Company was incorporated in Bermuda. The Company’s registered office address is Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

These financial statements were authorized for issue by the executive committee of the Board of Directors on March 22, 2012.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of Global Sources Ltd. have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations as issued by the International Accounting Standards Board (“IASB”).

The Group has adopted IFRS standards effective as at December 31, 2010 and the adoption was carried out in accordance with IFRS 1. For all periods up to and including the year ended December 31, 2009, the Group prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) or “Previous GAAP”, as defined in IFRS 1. Until the adoption of IFRS, the Group’s financial statements that were included in its reports filed with or furnished to the U.S. Securities and Exchange Commission were prepared in accordance with U.S. GAAP.

The consolidated financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.2 Consolidation

The consolidated financial statements comprise the financial statements of the Company and its majority owned or otherwise controlled subsidiaries.

(a) Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. All significant inter-company transactions and balances are eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the consolidated income statement.

Investments in subsidiaries are accounted for at cost less impairment by the Company. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

(b) Transactions with non-controlling interests

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in the income statement.

2.3 Segment reporting

The Group identifies its operating segments based on business activities, management responsibility and geographic location. The Group has determined the reportable segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker, which is the Company’s Board of Directors to assess their performance and to make decisions about resources to be allocated to each segment.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.4 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The Company’s functional currency is USD. The consolidated financial statements are presented in United States dollar (“$” or “USD”), which is the Group’s presentation currency.

(b) Transactions and balances

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and translation of foreign currency denominated accounts are recognized in the income statement.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

(c) Group companies

The financial statements of the subsidiaries reported in their respective local currencies are translated into USD for consolidation as follows:

(i)	assets and liabilities at the closing exchange rate as of the balance sheet date,
(ii)	shareholders’ equity at the historical rates of exchange,
(iii)

income and expense amounts at the average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions),

(iv)	all resulting translation differences are recorded in other comprehensive income and accumulated in “currency translation reserve” within equity.

Goodwill and fair value adjustments arising on the acquisition of foreign operations after January 1, 2009 (the Group’s date of transition to IFRS) are treated as assets and liabilities of the foreign operations and translated at the closing rates at the reporting date.

2.5 Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (note 2.8). Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated income statement during the year in which they are incurred.

Depreciation on property and equipment is calculated on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period or 50 years whichever
is shorter
Leasehold improvements	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths	2 years
Motor vehicles	5 years

No depreciation was recognized for capital work-in-progress.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

2.6 Investment properties

Investment properties include those portions of buildings that are held either to earn rental income or capital appreciation or both in the short to medium term. Investment properties are initially recognized at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Depreciation is calculated using a straight line method to allocate the depreciable amounts over the estimated lives of 50 years or over the remaining lease period whichever is shorter. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

Transfers to, or from, investment properties are made when there is a change in the Company’s intention with respect to the use of the property.

2.7 Intangible assets

(a) Goodwill

Goodwill on acquisition of subsidiaries on or after January 1, 2009 (the Group’s date of transition to IFRS) represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the net identifiable assets acquired. Goodwill on acquisitions of subsidiaries is included in “intangible assets”. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b) Trademarks

Trademarks acquired in a business combination are recognized at fair value at the acquisition date. Trademarks have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over their estimated useful lives of 6 to 14 years.

(c) Contractual backlog and others

Contractual backlog and others acquired in a business combination mainly relates to customer relationships which are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship of 9 to 12 months.

(d) Non-compete agreements

Intangible assets relating to non-compete agreements with the Group’s former employees and consultants and to the former employees of third party service providers (collectively known as “Team Members”), are recorded at fair values at the date the respective agreements are entered into and are carried at cost less accumulated amortization. Amortization is calculated using a straight-line basis over the non-compete period of 5 years. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset (note 2.15 (b)).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.8 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill, are not subject to amortization and are tested at least annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.9 Financial assets

2.9.1 Classification

The Group classifies its financial assets in the following categories: loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise “accounts receivable”, “receivables from sales representatives”, “term deposits with banks”, “cash and cash equivalents” and assets other than “prepaid expenses”, “deferred expenses” and “ club memberships” included in the “prepaid expenses and other current assets” and “other non-current assets” in the balance sheet.

(b) Financial assets, available-for-sale

Financial assets, available-for-sale are non-derivatives that are either designated in this category or not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. They are included in current assets unless the investment matures or management intends to dispose of it more than 12 months of the end of the reporting period.

2.9.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date – the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables (note 2.9.3).

Changes in the fair value of available-for-sale securities are recognized in other comprehensive income and accumulated in “fair value reserve” within equity.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Interest on available-for-sale securities calculated using the effective interest method is recognized in the income statement.

Investment in equity instruments that do not have a quoted market price in an active market and whose fair values cannot be reliably measured are measured at cost less provision for impairment in value.

2.9.3 Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

  significant financial difficulty of the issuer or obligor;
  a breach of contract, such as a default or delinquency in interest or principal payments;
  the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;
  it becomes probable that the borrower will enter bankruptcy or other financial reorganization;
  the disappearance of an active market for that financial asset because of financial difficulties; or
  observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

For loans and receivables, the Group estimates the collectability of the trade receivables based on the analysis of trade receivables, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate impairment allowance. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the receivables is reduced through the use of an allowance account, and the amount of the loss is recognized in the consolidated income statement. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the consolidated income statement.

In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the income statement, the impairment loss is reversed through the consolidated income statements.

2.9.4 Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.10 Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.11 Cash and cash equivalents

In the consolidated statements of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with insignificant risk of change in value.

2.12 Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.13 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.14 Employee benefits

(a) Retirement contribution plans

Group companies operate a number of retirement contribution plans. The Group pays contributions to privately administered retirement contribution plans or government authorities on a mandatory, contractual or voluntary basis based on a percentage of each eligible employee’s salary. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans. Once the contributions have been paid, the Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due.

2.15 Non-cash compensation expenses

(a) Share grants to employees and non-employees

The Company operates a number of equity-settled compensation plans, under which the Company receives services from employees and non-employees as consideration for equity instruments of the Company. The Group’s employee and non-employee equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The fair value of the employee or non-employee services received in exchange for the grant of the shares is recognized as an expense in the income statement with a corresponding increase in “capital reserve” within equity.

Non-market vesting conditions are included in assumptions about the number of share grants that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

The Company made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Company recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

(b) Share grants to team members

The Company issues share grants to former employees and consultants and to the former employees of third party service providers (collectively known as “Team Members”) after they resigned or retired from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. The Company has the ability to enforce the non-compete agreement by forfeiting the shares if the grantee fails to comply with the non-compete terms. There is no other vesting condition other than the non-compete terms.

The Company recognizes an intangible asset relating to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis (note 2.7 (d)).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.16 Revenue recognition

The Group derives its revenue from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, and organizing exhibitions and business seminars.

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of discounts and after eliminating sales within the Group. The Group presents the sales taxes imposed on revenue generating transactions on a gross basis in “sales costs”.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below.

Revenue from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine/report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Group allocates the total consideration to each unit of accounting based on its relative percentage of the total fair value of all units of accounting included in the arrangement. Where the Group is unable to determine the fair value of each of the unit in an arrangement, total consideration is allocated by estimating the stand-alone selling price for one performance obligation if a directly observable price exists.

The Group receives royalties from licensing its trade and service marks. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee. Barter transactions are recorded at the fair value of the merchandise or services received. Where the fair value of the merchandise or services received cannot be measured reliably, the revenue is measured at the fair value of the services rendered.

Interest income is recognized using the effective interest method.

2.17 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. The Group leases certain office facilities and exhibition venues under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases (net of any incentives received from the lessor) are expensed on a straight-line basis over the life of the leases.

2.18 Advertising Expenses

Advertising and promotion expenses are expensed as incurred.

2.19 Transactions with Sales Representatives

The Group utilizes sales representatives in various territories to promote the Group’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services, the commission expense is recognized when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Group. Included in receivables from these sales representatives are amounts collected on behalf of the Group.

2.20 Accounts payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Accounts payables are recognised initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.21 Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3. Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by a group of senior management personnel. This particular group identifies, evaluates and takes appropriate measures to alleviate financial risks in close co-operation with the Group’s operating units. The Board of Directors provide direction for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(a) Market risk

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Chinese Renminbi (“RMB”). Foreign currency risk arises from commercial transactions, recognised assets and liabilities and net investments in foreign operations. A majority of the Group’s contracts with customers are denominated and priced in foreign currencies. The conversion of these contract proceeds to USD could result in losses and reflects the foreign exchange risk assumed by the Group between contract signing and the conversion of cash into USD.

The Group has not engaged in foreign currency hedging activities. Historically a majority (ranging between 98% to 99%) of the revenue is denominated in USD or is received in the Hong Kong Dollar (“HKD”), which is currently pegged to the USD, the RMB which historically remained relatively stable but strengthened during the past two years against the USD and the New Taiwan Dollar (“TWD”) which is relatively stable against USD.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through identification of the specific risks and taking appropriate measures to alleviate the risk.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

At December 31, 2011, if the USD had weakened/strengthened by 4% (2010: 3%) against the RMB with all other variables held constant, profit before tax for the year would have been $2,371 (2010: $799) higher/lower as a result of foreign currency gains/losses on translation of RMB denominated monetary assets and liabilities.

(ii) Cash flow and fair value interest rate risk

The Group has no interest-bearing borrowings as of December 31, 2010 and 2011. The Group’s exposure to changes in market interest rates is mainly attributable to its interest-bearing assets including term deposits with banks, available-for-sale financial assets and cash and cash equivalents. As of December 31, 2010 and December 31, 2011, the term deposits with banks and available-for-sale financial assets are all fixed interest rate instruments.

(iii) Credit risk

Credit risk arises from investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives.

The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains impairment allowance where necessary.

The Group’s maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Bank deposits that are neither past due nor impaired are mainly deposits with banks with high credit-ratings assigned by international credit-rating agencies. Available-for-sale financial assets are U.S. Treasury Bills with fixed maturity dates. Accounts receivable and receivables from sales representatives that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(iv) Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The Group invests its excess cash in term deposits with commercial banks, U.S. Treasury securities and available-for-sale securities to generate income from interest received as well as capital gains, while the funds are held to support its business.

Generally, the Group holds securities with specified maturity dates such as U.S. Treasury Bills until their maturity. The Group does not engage in buying and selling of securities with the objective of generating profits on short-term differences in price or for other speculative purposes. Its objective is to invest to support the Group’s capital preservation strategy.

The Company’s financial liabilities which consist of accounts payable and accrued liabilities are due within 12 months and their contractual undiscounted cash flows approximate their carrying amount as the impact of discounting is not significant.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(v) Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may return capital to shareholders and issue new shares. Currently the Group has no external borrowings and is not subject to any externally imposed capital requirements. The Group defines the total equity as the capital of the Group.

(vi) Fair value estimation

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
  Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
  Level 3: inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s assets and liabilities that are measured at fair value at December 31, 2011.

	Level 1	Level 2	Level 3	Total
Asset
Available-for-sale securities	$13,250	-	-	$13,250
Total asset	$13,250	-	-	$13,250

There were no financial instruments measured at fair value at December 31, 2010.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1. Instruments included in level 1 comprise primarily of available-for-sale financial assets.

4. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Income Taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group-wide provision for income taxes and recognition of deferred tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues (note 9) based on reasonable estimates of whether additional taxes will be due and recognizes deferred income tax assets (note 15) on carried forward tax losses to the extent there are sufficient estimated future taxable profits and/or taxable temporary differences against which the tax loss can be utilized. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax recognized in the period in which such determination is made.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(b) Goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2.8. The recoverable amounts of cash generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (note 13).

Online and other media business, EDN:

During the year ended December 31, 2011, the Group recorded goodwill impairment charge of $656 relating to an online and other media services business that was acquired during the year. The Group’s profit after tax will reduce by $374 if the post-tax gross profit margin applied to the discounted cash flows for the acquired business at December 31, 2011 is decreased by 1%, with all other variables including tax rate being held constant. The Group’s profit after tax will reduce by $156 if the post-tax discount rate applied to the discounted cash flows for the acquired business at December 31, 2011 is raised by 1%, with all other variables including tax rate being held constant.

Exhibition, Shenzhen, PRC:

There was no impairment to goodwill during the year ended December 31, 2011. There will be no impact to the Group’s results after tax if the post-tax discount rate applied to the discounted cash flows for the acquired subsidiary at December 31, 2011 is raised by 1% with all other variables including tax rate being held constant.

5. Segment information

Management has determined the operating segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker (“CODM”), which is the Company’s Board of Directors to assess the Group’s performance and to make decisions about resources to be allocated to each segment.

The Group considers the business from a services perspective. The reportable operating segments derive their revenue primarily from the online and other media services and from the exhibitions.

Miscellaneous revenue consists mainly of technical services fee income and rental income. The results of these operations are included in the “all other segments” column.

The CODM assesses the performance of the operating segments based on a measure of profit/loss from operations. This measurement basis excludes interest income. Other gains or losses comprising gain on sale of available-for-sale financial assets and impairment loss on available-for-sale financial assets are not allocated to segments, as this type of activity is driven by the treasury of the Group, which manages the cash position of the Group.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2011 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$141,475	$77,973	$5,617	$225,065
Reportable segment profit from
operations	$21,078	$7,292	$3,350	$31,720
Depreciation and amortization	$3,270	$1,327	$2,188	$6,785
Other material non-cash items:
Non-cash compensations expenses	$1,636	$1,141	-	$2,777
Additions to property and equipment
and intangible assets	$21,214	$10,004	$29,115	$60,333
Reportable segment assets	$112,189	$84,610	$79,531	$276,330

The segment information for the year ended December 31, 2010 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$122,203	$69,450	$4,996	$196,649
Reportable segment profit from
operations	$17,426	$5,069	$3,131	$25,626
Depreciation and amortization	$3,346	$1,580	$1,742	$6,668
Other material non-cash items:
Non-cash compensations expenses	$1,394	$793	-	$2,187
Additions to property and equipment
and intangible assets	$2,676	$1,520	$109	$4,305
Reportable segment assets	$126,114	$94,610	$4,979	$225,703

The segment information for the year ended December 31, 2009 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$113,775	$55,147	$3,985	$172,907
Reportable segment profit from
operations	$10,684	$1,510	$2,235	$14,429
Depreciation and amortization	$4,506	$1,107	$1,732	$7,345
Other material non-cash items:
Non-cash compensations expenses	$1,177	$571	-	$1,748
Additions to property and equipment
and intangible assets	$2,753	$9,635	$97	$12,485
Reportable segment assets	$166,247	$99,663	$5,683	$271,593

The revenue from external parties reported to the CODM is measured in a manner consistent with that in the income statement.

Revenue from barter transactions was $2,604, $2,327 and $4,650 for the years ended December 31, 2009, 2010 and 2011, respectively. Similarly, the expenses from barter transactions were $3,137, $2,439 and $4,478 for the years ended December 31, 2009, 2010 and 2011, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The amounts provided to the CODM with respect to total assets are measured in a manner consistent with that of the consolidated financial statements. These assets are allocated based on the operations of the segment. For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors the total assets attributable to each segment.

A reconciliation of the reportable segment profit to profit before income taxes is provided as follows:

	2011	2010	2009
Total profit or loss for reportable segments	$31,720	$25,626	$14,429

Unallocated amounts:
Interest income	360	510	981
Gain on sale of available-for-sale securities	-	1,223	-
Profit before income taxes	$32,080	$27,359	$15,410

Revenue from external customers is derived mainly from online and other media services and from the exhibitions. The online and other media services comprise online services and print services. Technical services fee income and rental income are included in the “miscellaneous”.

Breakdown of the revenue from all services is as follows:

	2011	2010	2009
Revenues
Online services	$117,946	$96,125	$84,271
Print services	23,529	26,078	29,504
Exhibitions	77,973	69,450	55,147
Miscellaneous	5,617	4,996	3,985
	$225,065	$196,649	$172,907

Geographic information

Revenue by geographic locations is based on the location of the customer. Segment assets are based on the location of the assets. Non-current assets exclude investments and deferred income tax assets.

	2011	2010	2009
Revenues
China	$177,563	$148,418	$123,878
Rest of Asia	40,011	41,228	41,919
United States	6,455	5,947	5,978
Europe	695	382	286
Others	341	674	846
	$225,065	$196,649	$172,907

	December 31,	December 31,
	2011	2010
Non-current assets
China and rest of Asia	$145,629	$89,519
	$145,629	$89,519

There is no revenue derived from transactions with a single external customer that amounted to 10% or more of the Group’s revenue (2010: nil, 2009: nil).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

6. Interest income

	2011	2010	2009
Interest income
Treasury bills and balances with banks	$101	$103	$56
Term deposits with banks	257	407	919
Available-for-sale financial assets	2	-	6
	$360	$510	$981

7. Expenses by nature

	2011	2010	2009
Depreciation of property and equipment (note 11)	$5,286	$5,379	$6,232
Amortization of intangible assets (note 13)	1,499	1,289	1,137
Total depreciation and amortization	$6,785	$6,668	$7,369

Employee benefit expenses (note 8)	29,515	24,778	24,226
Rental expense on operating leases	14,734	13,739	12,489
Content, community and administrative services fees	26,124	25,215	23,503
Advertising costs	11,054	8,945	8,884
Sales commissions and marketing fees	61,513	57,173	52,884
Business tax	12,039	8,801	4,411
Legal and professional fees	1,562	987	1,218
Magazine, printing and mailing	3,937	4,012	5,885
Materials and supplies	11,066	9,168	7,469
Impairment of intangible assets (note 13)	670	-	-
Other expenses	14,346	11,537	10,140
Total operating expenses	$193,345	$171,023	$158,478

8. Employee benefit expenses

	2011	2010	2009
Wages and salaries	$24,978	$20,346	$19,795
Retirement contribution plans	1,480	1,318	1,242
Non-cash compensation expenses (note 21)	2,111	2,257	2,312
Other employee’s benefits	946	857	877
	$29,515	$24,778	$24,226

9. Income tax expense

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Some of the Company’s subsidiaries operate in Hong Kong Special Administrative Region, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Company is also subject to withholding taxes for revenues earned in certain other countries.

The Company received an exemption from Bermuda taxation under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda until March 28, 2016. The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Group did not utilize these tax holidays as of December 31, 2010 and December 31, 2011. Income tax expense for the year consists of:

	2011	2010	2009
Current tax:
Current foreign tax on profits for the year	$1,674	$1,357	$783
Total current tax	$1,674	$1,357	$783

Deferred foreign tax benefit (note 15)	(61)	(240)	(285)
Income tax expense	$1,613	$1,117	$498

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The tax on the Group’s profit before income taxes differs from the theoretical amount that would arise using the statutory income tax rate of 0% as follows:

	2011	2010	2009
Profit before income taxes	$32,080	$27,359	$15,410
Tax calculated at statutory income tax rate of 0%
(2010: 0%; 2009: 0%)	-	-	-
Tax effect of:
Foreign income and revenues taxed at higher rates	1,613	1,117	513
Impact of change in enacted tax rates	-	-	(15)
Income tax expense	$1,613	$1,117	$498

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are certain open tax assessments as of December 31, 2011. The tax returns of the Company’s subsidiaries remain open to assessment in the following major tax jurisdictions: Hong Kong SAR – for the years 2004 to 2011, Singapore – for the years 2010 to 2011 and the People’s Republic of China – for the years 2007 to 2011.

10. Earnings per share

(a) Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

	2011	2010	2009
Profit attributable to equity holders of the Company	$29,476	$25,251	$14,294

Weighted average number of ordinary shares in issue	33,742,648	40,283,874	44,546,226
Basic earnings per share ($ per share)	$0.87	$0.63	$0.32

(b) Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume the effects of all dilutive potential ordinary shares. The dilutive potential ordinary shares of the Company consist of share grants.

For share grants, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the outstanding share grants. The number of shares so calculated is compared against the number of shares that would have been issued assuming the exercise of the shares granted. The difference is added to the denominator as an issue of ordinary share for no consideration. No adjustment is made to earnings (the numerator).

	2011	2010	2009
Profit attributable to equity holders of the Company	$29,476	$25,251	$14,294

Weighted average number of ordinary shares in issue	33,742,648	40,283,874	44,546,226
Adjustments for share grants	1,642,570	1,409,742	1,205,211
Weighted average number of ordinary shares for diluted
earnings per share	35,385,218	41,693,616	45,751,437

Diluted earnings per share ($ per share)	$0.83	$0.61	$0.31

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

11. Property and equipment

			Computer
			equipment,
			software, fixtures,
			fittings and office
			equipment and		Capital
		Leasehold	reusable trade	Motor	work-in-
	Buildings	improvements	show booths	vehicles	progress	Total
Year ended December 31, 2010
Cost
Opening balance	$75,830	$11,835	$30,611	$243	$-	$118,519
Exchange differences	1,566	263	1,419	1	-	3,249
Additions	-	36	2,368	100	14	2,518
Disposals and write off	-	-	(55)	(35)	-	(90)
Total cost	$77,396	$12,134	$34,343	$309	$14	$124,196

Year ended December 31, 2010
Accumulated depreciation
Opening balance	$4,024	$9,302	$27,315	$63	$-	$40,704
Exchange differences	93	244	1,350	-	-	1,687
Additions	1,743	1,223	2,361	52	-	5,379
Disposals and write off	-	-	(53)	(35)	-	(88)
Total accumulated depreciation	$5,860	$10,769	$30,973	$80	$-	$47,682

Net book amount	$71,536	$1,365	$3,370	$229	$14	$76,514

Year ended December 31, 2011
Cost
Opening balance	$77,396	$12,134	$34,343	$309	$14	$124,196
Exchange differences	3,316	18	(314)	3	20	3,043
Additions	52,004	1,573	2,171	59	860	56,667
Business acquisition	-	29	49	-	-	78
Transfer to investment property	(80,893)	-	-	-	-	(80,893)
Disposals and write off	-	(40)	(670)	-	-	(710)
Total cost	$51,823	$13,714	$35,579	$371	$894	$102,381

Year ended December 31, 2011
Accumulated depreciation
Opening balance	$5,860	$10,769	$30,973	$80	$-	$47,682
Exchange differences	154	6	(305)	1	-	(144)
Additions	2,181	770	2,264	71	-	5,286
Transfer to investment property	(5,523)	-	-	-	-	(5,523)
Disposals and write off	-	(20)	(661)	-	-	(681)
Total accumulated depreciation	$2,672	$11,525	$32,271	$152	$-	$46,620

Net book amount	$49,151	$2,189	$3,308	$219	$894	$55,761

During 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building is depreciated on a straight-line basis over the remaining lease term.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The depreciation expense on the portion of the said building classified as property and equipment amounted to $414, $414 and $414 during the years ended December 31, 2009, 2010 and 2011, respectively. In 2011, the Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $16,472 and $2,378 respectively, that is designated to generate rental income in the short to medium term has been reclassified as investment property (note 12). Accordingly, the carrying amounts of the said building classified as property and equipment at December 31, 2010 and December 31, 2011 were $17,001 and $2,491 respectively.

During 2007, the Company purchased approximately 1,939 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the portion of the said building classified as property and equipment amounted to $180, $182 and $191 during the years ended December 31, 2009, 2010 and 2011 respectively. In 2011, the Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $8,820 and $933 respectively, that is designated to generate rental income in the short to medium term has been reclassified as investment property (note 12). Accordingly, the carrying amounts of the said building classified as property and equipment at December 31, 2010 and December 31, 2011 were $7,080 and nil respectively.

In 2008, the Company purchased approximately 6,365 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with the land will revert to the local government authority. Depreciation of the property commenced during the year 2008. This building is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the portion of the said building classified as property and equipment amounted to $821, $830 and $875 during the years ended December 31, 2009, 2010 and 2011, respectively. In 2011, the Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $25,921 and $1,994 respectively, that is designated to generate rental income in the short to medium term has been reclassified as investment property (note 12). Accordingly, the carrying amounts of the said building classified as property and equipment at December 31, 2010 and December 31, 2011 were $35,892 and $11,934 respectively.

In 2008, the Company purchased approximately 22,874 square feet of office space, together with 6 car parking spaces, in a commercial building in Hong Kong S.A.R. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and is being depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building classified as property and equipment amounted to $317, $317 and $317 during the years ended December 31, 2009, 2010 and 2011 respectively. The carrying amounts of the portion of the said building classified as property and equipment at December 31, 2010 and December 31, 2011 were $11,563 and $11,246 respectively.

In 2011, the Company purchased approximately 6,668 square meters of office space in Shanghai. The lease period of the land is 50 years, commencing from year 2006. Depreciation of the property commenced during the year 2011, and is being depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the portion of the said building classified as property and equipment amounted to $384 during the year ended December 31, 2011. The Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $29,680 and $218 respectively, that is designated to generate rental income in the short to medium term is classified as investment property (note 12). Accordingly, the carrying amount of the said building classified as property and equipment at December 31, 2011 was $23,480.

The market values of the above properties have been disclosed in note 12.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

12. Investment properties

Year ended December 31, 2011
Buildings
Cost
Opening balance	-
Transfers from property and equipment (note 11)	80,893
Total cost	$80,893

Year ended December 31, 2011

Accumulated Depreciation
Opening balance	-
Transfers from property and equipment (note 11)	5,523
Total accumulated depreciation	$5,523

Net book amount	$75,370

The Company reviewed the usage of the office space as of December 31, 2011. Based on the management’s intended use, the portion with carrying amount of $75,370 that is designated to generate rental income in the short to medium term and where leases to third parties have commenced has been reclassified as investment property. The information of the properties is detailed in note 11.

The fair values of are determined with the assistance of independent licensed appraisers who have appropriate recognized qualifications and experience to carry out such an exercise. The fair value is based on market values, being the estimated amount for which a property can be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction.

The total carrying amount of the five properties, including the portion classified as property and equipment (note 11) and the portion classified as investment property as at December 31, 2010 and December 31, 2011 were $71,536 and $124,521 respectively. The fair value of these properties as at December 31, 2011 and December 31, 2010 were $209,820 and $136,416 respectively. The market valuation of the properties as at December 31, 2011 and December 31, 2010 were performed by Savills Valuation and Professional Services Limited, Hong Kong using internationally accepted valuation methods such as the income capitalization approach and the direct market comparison method.

In the case when investment property forms part of a larger property unit, it is distinguished by the Management on the basis of the area which it occupies in the total area of the property unit. On this basis, the Management has computed that the fair value attributable to investment properties as of December 31, 2011 was $141,327.

13. Intangible assets

		Contractual
		backlog and	Non-compete
	Trademarks	others	agreements	Goodwill	Total
Year ended December 31, 2010
Cost
Opening balance	$5,464	$339	$2,809	$2,497	$11,109
Additions	-	-	1,787	-	1,787
Impairment charge	-	-	(23)	-	(23)
Total cost	$5,464	$339	$4,573	$2,497	$12,873

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

		Contractual
		backlog and	Non-compete
Year ended December 31, 2010	Trademarks	others	agreements	Goodwill	Total
Accumulated amortization
Opening balance	$-	$-	$1,137	$-	$1,137
Additions	390	339	560	-	1,289
Impairment charge	-	-	(2)	-	(2)
Total accumulated amortization	$390	$339	$1,695	$-	$2,424

Net book amount	$5,074	$-	$2,878	$2,497	$10,449

Year ended December 31, 2011
Cost
Opening balance	$5,464	$339	$4,573	$2,497	$12,873
Additions	1,400	227	28	2,011	3,666
Impairment charge	-	-	(15)	(656)	(671)
Total cost	$6,864	$566	$4,586	$3,852	$15,868

Year ended December 31, 2011
Accumulated amortization
Opening balance	$390	$339	$1,695	$-	$2,424
Additions	565	170	764	-	1,499
Impairment charge	-	-	(1)	-	(1)
Total accumulated amortization	$955	$509	$2,458	$-	$3,922

Net book amount	$5,909	$57	$2,128	$3,852	$11,946

The Company has recognized intangible assets relating to non-compete agreements with its former employees and team members at fair values as discussed in note 2.15 (b) and note 21. The Company amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award. Included in additions to trademarks and contractual backlog and others are assets acquired in a business combination discussed in note 27.

The amortization expense was included under general and administration expenses in the consolidated income statements.

Impairment test for goodwill:

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) identified according to operating segments.

An operating segment-level summary of the goodwill allocation is:

	December 31,	December 31,
	2011	2010
Exhibition, Shenzhen PRC	$2,497	$2,497
Online and other media services business, EDN	1,355	-
	$3,852	$2,497

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The recoverable amount of CGU has been determined based on value-in-use calculations. These calculations use cash flow projections by management covering five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The growth rate did not exceed the long-term average growth rate for the business in which the CGU operates.

Exhibition, Shenzhen PRC :

Key assumptions used for value-in-use calculations in 2011 and 2010 are as follows:

  Revenue growth rate of 10% (2010: 8%)
  Discount rate of 15% (2010: 15%) applied to the post-tax cash flow projections
  Growth rate beyond five years of 1.5% (2010: 1.5%)
  Gross margin rate at 30% to 32% (2010: 37% to 42%)

These assumptions have been used for the analysis of each CGU within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segments.

There was no impairment to goodwill at December 31, 2011 and December 31, 2010.

Online and other media business, EDN:

  Revenue growth of average 4%.
  Discount rate of average 18% applied to the post-tax cash flow projections
  Growth rate beyond five years of 1.5%
  Gross margin rate at 7% to 9%

Management determined revenue growth rates based on past performance and its expectations of market developments, taking into consideration the restructuring that was carried out. The discount rates used reflect specific risks relating to the relevant operating segments.

The Company performed an impairment review as at December 31, 2011 which revealed a shortfall in the future cash flows to support the recoverability of the EDN business. The cash flow projections used by management was based on the detailed financial and operating plans of the acquired business, which took into consideration the results of the post acquisition review and the more than anticipated softening of the print advertising market since the acquisition date. Accordingly, an impairment of $656 to goodwill was recorded in the consolidated income statement for year ended December 31, 2011.

14. Financial assets, available-for-sale and long term investments

(a) Financial assets, available-for-sale

	2011	2010
At January 1	$-	$6,423
Purchases during the year	18,247	-
Disposals	(4,999)	(6,751)
Interest income recognized during the year	2	-
Fair value gains recognized in other comprehensive income	-	328
At December 31	$13,250	$-

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Financial assets, available-for-sale include the followings:

	December 31,	December 31,
	2011	2010
Listed securities:
U.S. Treasury bills	$13,250	$-
	$13,250	$-

Financial assets, available-for-sale are denominated in the following currencies:
	December 31,	December 31,
	2011	2010
US dollar	$13,250	$-
	$13,250	$-

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as available for sale.

None of these financial assets are either past due or impaired (2010: nil).

(b) Long term investments

As at December 31, 2010 and December 31, 2011, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20%, the Company does not have the ability to exercise significant influence over the investee and the fair value cannot be reliably measured. The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

15. Deferred tax assets

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheets as follows:

	December 31,	December 31,
	2011	2010
Deferred tax assets:
Deferred tax asset to be recovered after more than 12
months	$254	$496
Deferred tax assets to be recovered within 12 months	71	8
	$325	$504
Deferred tax liabilities:
Deferred tax liabilities to be settled after more than 12
months	$1,510	$1,397
	$1,510	$1,397
Deferred tax liabilities, net	$(1,185)	$(893)

The gross movement on the deferred income tax account is as follows:

	2011	2010
At January 1	$(893)	$(1,133)
Credited to the income statement	61	240
Acquisition of business (note 27)	(353)	-
At December 31	$(1,185)	$(893)

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Provisions
	and
Deferred tax assets	expenses	Tax losses	Other	Total
At January 1, 2010	$310	$133	$15	$458
Credited/(charged) to the income statement	(44)	22	68	46
At December 31, 2010	$266	$155	$83	$504

Credited/(charged) to the income statement	7	(142)	(44)	(179)
At December 31, 2011	$273	$13	$39	$325

		Fair value
		adjustments on
	Accelerated tax	acquisition of
Deferred tax liabilities	depreciation	business	Total
At January 1, 2010	$140	$1,451	$1,591
Charged/(credited) to the income statement	(11)	(183)	(194)
At December 31, 2010	$129	$1,268	$1,397

Acquisition of business (note 27)	-	353	353
Charged/(credited) to the income statement	(68)	(172)	(240)
At December 31, 2011	$61	$1,449	$1,510

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable.

The Group did not recognize deferred income tax assets of $9,318 (December 31, 2010: $7,731) in respect of losses amounting to $33,194 (December 31, 2010: $26,274) that can be carried forward against future taxable income. Losses amounting to $29,921 (December 31, 2010: $24,619) expire by 2020, and the remaining losses have no expiry date.

16. Prepaid expenses and other current assets

	December 31,	December 31,
	2011	2010
Non-current portion:
Club memberships	$216	$216
Deferred expenses – exhibition(iii)	1,759	1,847
Rental, utility and other deposits	577	493
	$2,552	$2,556

Current portion:
Unsecured employee loans (i)	$32	$26
Temporary advances to employees (ii)	141	47
Prepaid expenses	1,080	1,281
Deferred expenses(iii)	17,426	15,660
Other current assets	2,216	3,255
	$20,895	$20,269

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(i)	The loans for the lease of residence are unsecured, interest free and are repayable in equal monthly instalments over the period of the lease, typically less than or equal to twelve months.

There were no loans due from the Company’s directors and executive officers as at December 31, 2010 and December 31, 2011.

(ii)	Other temporary advances to staff are unsecured, interest free and are generally repayable within twelve months.

(iii)	Deferred expenses relate to deferred commission expenses and direct event production costs for exhibition events to be held in future periods.

The fair value of club membership, employee loans and other receivables at the reporting date approximates its carrying value of each asset mentioned above.

17. Inventories

	December 31,	December 31,
	2011	2010
Stock of paper, at costs	$230	$435
	$230	$435

The cost of inventories recognized as expense and included in community and content amounted to $866, $910 and $1,357 for the years ended December 31, 2011, 2010 and 2009 respectively.

18. Accounts receivables and receivables from sales representatives

	December 31,	December 31,
	2011	2010
Accounts receivables	$5,238	$4,511
Less: provision for impairment of accounts receivables	(527)	(592)
Accounts receivables – net	4,711	3,919
Receivables from sales representatives	6,523	8,248
	$11,234	$12,167

The fair values of accounts receivables and receivables from sales representatives are as follows:

	December 31,	December 31,
	2011	2010
Accounts receivables	$4,711	$3,919
Receivables from sales representatives	6,523	8,248
	$11,234	$12,167

As of December 31, 2010 and December 31, 2011, receivables from sales representatives of $8,248 and $6,523, respectively, were neither past due nor impaired while accounts receivables of $3,919 and $4,711, respectively, were past due but not impaired. These relate to a number of independent sales representatives and customers for whom there is no recent history of default. The aging analysis of these accounts receivables is as follows:

	December 31,	December 31,
	2011	2010
Up to 3 months	$3,887	$3,037
3 to 6 months	635	576
Over 6 months	189	306
	$4,711	$3,919

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

As of December 31, 2010 and December 31, 2011, trade receivables of $592 and $527, respectively, were impaired and provided for. The individually impaired receivables mainly relate to certain customers for online and other media services, which are in unexpectedly difficult economic situations. The aging of these accounts receivables is as follows:

	December 31,	December 31,
	2011	2010
Up to 3 months	$192	$129
3 to 6 months	146	157
Over 6 months	189	306
	$527	$592

Movements on the Group provision for impairment of accounts receivables are as follows:

	2011	2010
At January 1	$592	$334
Provision for receivable impairment	25	502
Receivables written off during the year as uncollectible	(90)	(244)
At December 31	$527	$592

The creation and release of provision for impaired receivables have been included in sales costs in the consolidated income statements. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

19. Cash, bank balances and financial assets, available-for-sale

	December 31,	December 31,
	2011	2010
Cash at bank and on hand	$26,481	$26,653
U.S. Treasury securities with original maturities of less
than three months	-	59,327
Term deposits and short-term highly liquid investments
with original maturities of three months or less	55,422	15,318
Cash and cash equivalents	81,903	101,298

Term deposits with original maturities of over three
months	2,764	1,411
U.S. Treasury securities with original maturities of over
three months (note 14)	13,250	-
Total	$97,917	$102,709

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20. Share capital and treasury shares

	Number of common shares		Amount
	Issued share	Treasury	Issued share	Treasury	Share
	capital	shares	capital	shares	premium
At December 31, 2009	51,427,642	(6,875,000)	$514	$(50,000)	$39,985

Issuance of common shares under
Equity Compensation Plans	141,898	-	2	-	-
Common shares	-	(11,121,000)	-	(100,089)	-
At December 31, 2010	51,569,540	(17,996,000)	$516	$(150,089)	$39,985

Issuance of common shares under
Equity Compensation Plans	220,408	-	2	-	-
At December 31, 2011	51,789,948	(17,996,000)	$518	$(150,089)	$39,985

The authorised share capital of the Company as at December 31, 2010 and December 31, 2011 is 75,000,000 common shares of $0.01 par value. As at December 31, 2010 and December 31, 2011, the Company has 33,573,540 and 33,793,948 common shares outstanding, respectively. The share premium of $39,985 as at December 31, 2010 and December 31, 2011 is recognized under capital reserves in note 22.

On February 4, 2008, the Board of Directors of the Company authorized a program to buy back up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As of December 31, 2010 and December 31, 2011, the Company has not bought back any of its shares under this program.

Under a separate program approved by the Board of Directors of the Company at their meeting held on 10 and 11 November 2008, the Company repurchased 6,875,000 issued and outstanding common shares at a total purchase price of $50,000 or $8.00 per share pursuant to a tender offer available for all shareholders to participate in 2008. The Company is holding the repurchased shares as treasury shares.

On 24 June 2010, the Board of Directors of the Company authorized a program to repurchase 11,121,000 of its common shares by tender offer at purchase price of $9.00 per share. Accordingly, in August 2010, the Company completed the repurchase and paid a total purchase consideration of $100,089. The Company is holding the repurchased shares as treasury shares.

21. Non-cash compensation

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as “Harrington Trust Limited” and then as “Appleby Trust (Bermuda) Ltd.”) (the “Trustee”). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the Equity Compensation Plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the Equity Compensation Plan committee.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company of Global Sources Ltd. assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (“ECP 2007 Master Plan”). In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The Plan Committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

The Equity Compensation Plan committee approved and made several share awards / options under the plans ECP I, ECP II, ECP III and ECP IV. All the share awards / options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and non-employees (consultants, advisers and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards are recognized over the five or six year vesting term as applicable from the respective award dates.

Eligible employees and non-employees under ECP VI are awarded after they resigned or retired from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the grantees to these common shares is subject to non-compete and vesting terms. There is no other vesting condition other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2011 the Company recorded $4 (2010: $13; 2009: $764) amortization of intangible assets associated with the awards under ECP VI.

Eligible employees, directors and non-employees under ECP VII are awarded grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee periodically. Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the non-employees and vesting terms.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards are recognized over the six years vesting term from the respective award dates.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The Company’s employees, directors, consultants and the Company’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the Plan Committee, which is authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during the years 2007 to 2011 to employees and non-employees (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards are recognized over the six year vesting term of the award.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees, directors or consultants for at least five years, who retire “in good standing” (as determined by the Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing”. There is no other vesting condition other than the non-compete terms. The plan commenced with effect from March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur.

The Plan Committee approved awards of common shares under the plan during 2007 to 2011. The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2011 the Company recorded amortization of intangible assets of $760 (2010: $545; 2009: $373) associated with the awards under The Global Sources Retention Share Grant Plan.

On April 24, 2009, the Plan Committee approved and issued “The Global Sources Directors Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee awarded 21,000 common shares (comprising 3,000 common shares each), 21,000 common shares (comprising 3,000 common shares each) and 22,500 common shares (comprising 3,000 common shares each to seven directors and 1,500 to one director) to the seven directors of the Company in June 2009, January 2010 and January 2011, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The non-cash compensation expenses as of December 31, 2011, associated with the above awards under the plan are recognized over the four year vesting term of the award.

As of December 31, 2010 and December 31, 2011, there was $4,386 and $5,371, respectively, of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI and The Global Sources Retention Share Grant Plan, which are expected to be recognized over the next six years.

As of December 31, 2010 and December 31, 2011, there was $2,878 and $2,128 balance of intangible asset, respectively, associated with the awards under the ECP VI and The Global Sources Retention Share Grant Plan, which is expected to be amortized over the next five years.

The Company’s non-vested shares as of December 31, 2010 and 2011 and changes during the year ended December 31, 2010 and 2011 were as follows:

							The Global Sources		The Global Sources		The Global Sources
							Share Grant Award		Retention Share Grant		Directors Share Grant
	ECP V Grant Plan		ECP VI Grant Plan		ECP VII Grant Plan		Plan		Plan		Award Plan
										Weighted
		Weighted		Weighted		Weighted		Weighted		average		Weighted
		average	Number	average		average		average		grant		average
	Number	grant date	of	grant date	Number	grant date	Number	grant date	Number	date fair	Number	grant date
	of shares	fair value	shares	fair value	of shares	fair value	of shares	fair value	of shares	value	of shares	fair value
Non-vested at
January 1,
2010	25,797	$5.22	5,857	$7.17	663,240	$6.69	1,093,157	$9.66	229,483	$8.14	21,000	$7.62
Granted	18,790	$7.93	2,500	$7.42	-	-	314,639	$6.96	221,782	$7.87	21,000	$6.63
Vested	(12,889)	$6.80	(5,857)	$7.17	(289,851)	$6.07	(94,993)	$12.45	(47,654)	$8.33	-	-
Forfeited	(4,400)	$6.17	-	-	(32,956)	$7.40	(199,093)	$9.71	(11,963)	$7.18	-	-
Non-vested at
December 31,
2010	27,298	$6.18	2,500	$7.42	340,433	$7.15	1,113,710	$8.64	391,648	$7.99	42,000	$7.13

Non-vested at
January 1,
2011	27,298	$6.18	2,500	$7.42	340,433	$7.15	1,113,710	$8.64	391,648	$7.99	42,000	$7.13
Granted	9,321	$11.84	-	-	-	-	372,853	$11.49	2,721	$10.09	22,500	$9.91
Vested	(15,419)	$9.93	(500)	$7.42	(204,556)	$7.35	(130,051)	$10.15	(90,239)	$8.13	-	-
Forfeited	-	-	-	-	(252)	$(6.86)	(15,839)	$8.70	(1,553)	$9.89	-	-
Non-vested at
December 31,
2011	21,200	$5.95	2,000	$7.42	135,625	$6.86	1,340,673	$9.28	302,577	$7.96	64,500	$8.10

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The total fair value of shares vested during the years ended December 31, 2010 and 2011 were as follows:

The
					The	Global
				The	Global	Sources
				Global	Sources	Directors
Year	ECP V	ECP VI	ECP VII	Sources	Retention	Share
ended	Grant	Grant	Grant	Share Grant	Share	Grant
December 31,	Plan	Plan	Plan	Award Plan	Grant Plan	Award Plan	Total
2010	$89	$38	$1,814	$597	$373	$-	$2,911
2011	$174	$6	$1,291	$1,238	$794	$-	$3,503

Non-cash compensation expenses associated with the employee and team member Equity Compensation Plans and Global Sources Directors Share Grant Award Plan included under various categories of operating expenses are approximately as follows: sales: $737 (2010: $545; 2009: $691), community and content: $234 (2010: $284; 2009: $228), general and administrative $1,528 (2010: $1,089; 2009: $566), and information and technology: $278 (2010: $269; 2009: $263).

22. Other reserves

	Accumulated other
	comprehensive income
		Currency
	Fair value	translation	Capital
	reserve	reserve	reserve	Total
At January 1, 2010	$895	$72	$140,660	$141,627
Fair value gains (note 14)	328	-	-	328
Reclassification to income statement on
disposal of available-for-sale financial
asset	(1,223)	-	-	(1,223)
Currency translation differences	-	2,008	-	2,008
Non-cash compensation	-	-	2,187	2,187
Capitalisation of intangible assets relating
to non-compete clause in share awards
to non-employees	-	-	1,766	1,766
Issuance of shares	-		(2)	(2)
At December 31, 2010	$-	$2,080	$144,611	$146,691

At January 1, 2011	$-	$2,080	$144,611	$146,691
Currency translation differences	-	3,212	-	3,212
Less : Non-controlling interests share of
currency translation differences	-	(115)	-	(115)
Non-cash compensation	-	-	2,777	2,777
Capitalisation of intangible assets relating
to non-compete clause in share awards
to non-employees, net (note 13)	-	-	28	28
Issuance of shares	-	-	(2)	(2)
At December 31, 2011	$-	$5,177	$147,414	$152,591

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23. Deferred income and customer prepayments

	December 31,	December 31,
	2011	2010
Non-current portion:
Advertising	$4,963	$4,034
Exhibitions	3,327	2,676
	$8,290	$6,710
Current portion:
Advertising	64,985	55,610
Exhibitions, subscription and others	36,856	35,007
	$101,841	$90,617

24. Accrued liabilities

	December 31,	December 31,
	2011	2010
Salaries, wages and commissions	$2,147	$1,795
Retirement defined contribution accruals	856	847
Liabilities for incentive plan	1,565	1,459
Printing, paper and bulk mailing costs	216	354
Sales commissions and fees to third parties	6,373	3,964
Business taxes	3,348	3,381
Others	3,218	2,469
	$17,723	$14,269

25. Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and the claims will have a material adverse effect on the Company’s consolidated financial position, results of operations and cashflows.

26. Commitments

(a) Capital commitment

Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2011	2010
Purchase of property and equipment	$506	$118
Total	$506	$118

(b) Operating lease commitments – group company as lessee

The Company leases office facilities and exhibition venues under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The future aggregate minimum lease rental payments under non-cancelable operating leases for office premises are as follows:

	2011	2010
No later than 1 year	$711	$123
Later than 1 year and no later than 5 years	67	27
Later than 5 years	-	-
Total	$778	$150

During the first quarter of 2007, the Group entered into a number of venue license agreements for exhibition events amounting to $44,396 in payments over five and a half years and in January 2011, the Group signed supplemental agreements for additional space, increasing the total amount to $44,529. The agreements are cancelable under force majeure conditions, or upon notice and payment of cancellation charges to the other party. In May 2010, the Group entered into a number of venue license agreements for the exhibition events amounting to a gross value of approximately $16,657 in payments over five years. Again, in December 2010, the Group entered into a number of venue license agreements for the exhibition events amounting to a gross value of approximately $3,333 in payments over four years. The agreements are cancelable under force majeure or other specified conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2011, the Group have paid approximately $37,966 under these agreements.

In addition, in 2010 to 2011, the Group entered into several agreements for the venue rental for future exhibition events to be held in 2012 to 2014 amounting to $2,788. The amounts paid under these agreements as of December 31, 2011 were $885.

(c) Operating lease commitments – group company as lessor

The Company leases out office premises to non-related companies under non-cancellable operating leases. The future aggregate lease payments receivable under non-cancellable operating leases for office premises within the next 1 year and later than 1 year but not later than 5 years are $997 and $997 respectively.

27. Business combinations

Acquisition of EDN Asia Advertising Pte Ltd and Beijing EDN Advertising Production Co., Ltd

In April 2011, eMedia Asia Ltd. (a subsidiary of the Group) acquired the entire issued share capital of EDN Asia Advertising Pte. Ltd. (“previously known as Canon Communications Asia Pte. Ltd.”), a company incorporated in Singapore and Beijing EDN Advertising Production Co., Ltd (“previously known as Beijing Reed Advertising Services Co., Ltd”), a company incorporated in the People’s Republic of China (collectively known as “EDN”).

EDN owns EDN China, EDN Asia and certain associated titles. With this acquisition, it will offer a greater reach to the network for professionals in China’s electronics industry.

The Company accounted for this acquisition as a business combination. As the Company gained control of EDN on April 2, 2011, the results of the operations of EDN were consolidated from this date onwards.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Consideration
Cash consideration	$4,000
Liabilities assumed	94
4,094
Effects on cashflow of the Group
Cash paid (as above)	4,094
Less: Cash and cash equivalent in subsidiaries acquired	(671)
Cash outflow on acquisition	3,423

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	671
Leasehold improvements, furniture & fittings and computers	78
Accounts Receivables	697
Prepayments	43
Contractual backlog (note 13)	227
Trademarks (note 13)	1,400
Goodwill (note 13)	2,011
Total assets	5,127

Accounts payables	(72)
Accrued liabilities	(443)
Deferred income	(128)
Current tax liabilities	(37)
Deferred tax liabilities	(353)
Total liabilities	(1,033)

Total	$4,094

Cumulative acquisition related costs included in general and administrative expenses in consolidated income statements for the years ended December 31,
2010 and 2011	$311

The goodwill of $2,011 arising from the acquisition is attributable to the acquired workforce and distribution network.

The liabilities assumed of $94 relates to liabilities incurred by the Group to the former owner of EDN. The fair value of trade and other receivables is $697 of which none is expected to be uncollectible.

The acquired subsidiary contributed revenue of $3,279 and net income of $324 to the Company for the period from April 2, 2011 to December 31, 2011. If the acquisition had occurred on January 1, 2011, the Group’s revenue and net income for the year ended December 31, 2011 would have been $4,077 and $264, respectively.

28. Related party transactions

The following transactions were carried out with related parties:

(a) Purchases of services

	2011	2010
Rental and building maintenance services received from
subsidiaries of a major shareholder of the Company	$396	$1,378
Reimbursement of membership fees from a subsidiary of a major
shareholder of the Company for use of club membership	9	30
Purchases of investment consultancy services from subsidiaries
of a major shareholder of the Company	15	50
Total	$420	$1,458

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Based on the information in Amendment No. 7 to the Schedule 13D filed with the SEC on April 22, 2011, during the period from January 19, 2011 to April 15, 2011, Hung Lay Si co., Ltd, the former major shareholder, transferred all of the common shares owned by it to four unaffiliated separate entities. As a result, the related party relationship ended on 15 April 2011. The disclosure above pertained to transactions with Hung Lay Si group of companies from January 1, 2011 to April 15, 2011.

(b) Key management compensation

The compensation paid or payable to key management for employee services is shown below:

	2011	2010
Wages, salaries, bonus and fees	$2,302	$3,203
Retirement contribution plans	59	62
Non-cash compensation expenses	1,465	1,300
Other benefits	10	28
Total	$3,836	$4,593

29. Events after reporting periods

In March 2012, the Group acquired 80% of the entire issued share capital of Haoji Group Limited (“Haoji”) for a total consideration of up to approximately $17,300, comprising an initial cash consideration of approximately $13,000 that was paid upon completion of the transaction, and another additional cash consideration of up to approximately $4,300 that is payable in 2013, depending upon certain performance-related conditions being fulfilled. Haoji is a company incorporated in the British Virgin Islands which holds the entire issued share capital of Space Exhibition Consultants Limited, a company incorporated in the Hong Kong Special Administrative Region, which in turn holds all of the equity interests in Huanyu Shishang Exhibition (Shenzhen) Co., Ltd. ("Huanyu"), a company incorporated in mainland China. Huanyu operates the China (Shenzhen) International Brand Clothing & Accessories Fair in mainland China, and owns the businesses and assets associated therewith. Total acquisition related costs incurred approximates $355. The acquisition related costs of $50 was expensed in year ended December 31, 2011 under the general and administrative expenses in the consolidated income statements. The remaining acquisition related costs will be recorded in 2012.

China (Shenzhen) International Brand Clothing & Accessories Fair (SZIC) is held annually in Shenzhen, one of the major cities in garment designing and manufacturing in China. Started in 2001, the show has continually grown and developed each year. With SZIC’s dominant presence in the expanding fashion industry combined with Global Sources’ established global presence and strong network in China, this investment positions the Group to take advantage of this emerging opportunity. Details of the fair value of assets acquired and liabilities assumed, the amount of goodwill to be recorded and the effect on the cash flows for the Group are not disclosed, as the accounting for this acquisition is still in progress at the time these financial statements have been authorised for issue. The acquired entities will be consolidated with effect from the date of acquisition.

In March 2012, the Group subscribed to an approximate 10% equity stake in Shooii Limited at a consideration of approximately $326. Shooii Limited is an Australian start-up company, which plans to operate an online retail platform for footwear.

30. Recent accounting pronouncements

There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year beginning on or after 1 January 2012 that would be expected to have a material impact on the Group. New standards, amendments and interpretations issued but not effective for the financial year beginning 1 January 2012 and not early adopted.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

  IAS 19, ‘Employee benefits’ was amended in June 2011. The requirements of the standard are as follows: to eliminate the corridor approach and recognize all actuarial gains and losses in other comprehensive income as they occur; to immediately recognize all past service costs; and to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset). The group is yet to assess the full impact of the amendments.
  IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured as at fair value and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. The group is yet to assess IFRS 9’s full impact and intends to adopt IFRS 9 no later than the accounting period beginning on 1 January 2013.
  IFRS 10, Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. The group is yet to assess IFRS 10’s full impact and intends to adopt IFRS 10 no later than the accounting period beginning on 1 January 2013.
  IFRS 11 replaces the guidance on ‘Joint ventures’ in IAS 31 -Interests in Joint Ventures and SIC 13 - Jointly Controlled Entities - Non-Monetary Contributions by Venturers. The new standard introduces a principles-based approach to accounting for joint arrangements that requires a party to a joint arrangement to recognize its rights and obligations arising from the arrangement. The new standard requires that joint ventures be accounted for under the equity method thus eliminating the option to proportionally consolidate such ventures. The group is yet to assess IFRS 11’s full impact and intends to adopt IFRS 11 no later than the accounting period beginning on 1 January 2013.
  IFRS 12, ‘Disclosures of interests in other entities’ includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The group is yet to assess IFRS 12’s full impact and intends to adopt IFRS 12 no later than the accounting period beginning on 1 January 2013.
  IFRS 13, ‘Fair value measurement’, aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs or US GAAP. The group is yet to assess IFRS13’s full impact and intends to adopt IFRS 13 no later than the accounting period beginning on 1 January 2012.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Executive Chairman and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Executive Chairman and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Executive Chairman and Chief Financial Officer have concluded that, as of December 31, 2011, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Executive Chairman and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and
-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2011 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.”

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2011. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Executive Chairman and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

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Enabling successful trade
for over 40 years

“Our success comes from dedication to our industry and from delivering value to our customers. We see similar dedication at Global Sources, a company that has served the B2B industry over four decades.”

Yao Ming
Chairman, Yama Ribbons & Bows Co. Ltd
Global Sources 8-year advertiser

“Our success in business comes from putting integrity first. We never sacrifice quality to cut price. Global Sources has the same approach.”

Judy Chiu
President, Kingsco Products Co. Ltd
Global Sources 29-year advertiser

“When we started out as a small company, we chose to advertise on the back cover of a Global Sources trade magazine. Many doubted us at the time, but we saw the potential for a long-lasting relationship.”

Louis Liao
CEO, Excel Cell Electronic Co. Ltd
Global Sources 29-year advertiser

The industry’s broadest
multi-channel offering

Enabling buyers to engage with suppliers when, where and how they choose

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 4.
1. To re-elect two members of the Board of Directors of the Company (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election.

	For	Against	Abstain		For	Against	Abstain
01 - Mr. Merle Allan Hinrichs	☐	☐	☐	02 - Mr. Roderick Chalmers	☐	☐	☐

		For	Against	Abstain

2.	To fix the maximum number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.	☐	☐	☐

		For	Against	Abstain

3.	To re-appoint PricewaterhouseCoopers LLP as the Company’s independent auditors until the next annual general meeting of the Company.	☐	☐	☐

		For	Against	Abstain

4.	To extend the duration of The Global Sources Equity Compensation (2007) Master Plan (amended effective as of January 1, 2012) (the “Master Plan”) by another five (5) years from its current expiration date of 31 December 2012, and to accordingly amend Section 10.1 of the Master Plan by replacing the words “31 December 2012” appearing therein (in relation to the “Expiration Date” of the Master Plan) with the words “31 December 2017” instead.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual General Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint holders of share(s), all joint holders must sign. If the appointer is a corporation, the proxy shall be given either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. No postage is required if mailed in the United States.

Date (mm/dd/yyyy) — Please print date below.
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Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - GLOBAL SOURCES LTD.
Proxy for Annual General Meeting of Shareholders – June 20, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., an exempted company incorporated in Bermuda (the “Company”), does hereby constitute and appoint Merle Allan Hinrichs, Sim Shih Lieh Adrian and Chan Hoi Ching and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of the Company which the undersigned would be entitled to vote if personally present at the 2012 Annual General Meeting of Shareholders of the Company to be held at the Board Room, 26th Floor, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang Road, Hong Kong, on June 20, 2012 at 11:00 a.m., local time, and at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated May 14, 2012, and a copy of the Company’s audited financial statements for the fiscal year ended December 31, 2011.

PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

(To Be Dated And Signed On Reverse Side)